Exhibit 10.15

Strictly Confidential

[Milan Letterhead]

October 27, 2021

Shikhar Saxena, M.D.
BY EMAIL

Dear Shikhar:

This employment letter agreement (this “Agreement”) is intended to memorialize our agreement regarding the terms of your employment with Milan Parent, LLC (or such direct or indirect parent, subsidiary or affiliate that may employ you from time to time, the “Employer”), a subsidiary of Milan Laser Inc. (“Milan”) in connection with the initial public offering of Milan (the “IPO”), and your related compensation and benefits. Where the context requires, references in this Agreement to actions taken by Milan shall refer to actions taken by the Employer at Milan’s request or direction. This Agreement shall become effective as of, and contingent upon the occurrence of, the completion of the IPO (the date of such completion, the “Effective Date”).

1.            Position. You shall serve as Chief Executive Officer and Co-Executive Chairman of the Board of Directors of Milan (the “Board”), shall have the duties and responsibilities customarily associated with such positions, and shall report solely and directly to the Board.

2.            Annual Base Salary. Your initial annual base salary will be $750,000, subject to review annually for increase but not decrease.

3.            Annual Bonus Opportunity. Commencing with Milan’s fiscal year 2022, your target annual bonus will be equal to $250,000 and shall be payable in two equal installments of 50% of your actual annual bonus on or about June 30 and December 31 each fiscal year. Your actual annual bonus payment for any fiscal year will be determined by the Compensation Committee of the Board (the “Committee”) in accordance with the annual bonus plan terms applicable to executive officers of Milan, and subject to terms and conditions no less favorable than those provided to other executive officers of Milan, from time to time.

4.            Long-Term Incentives. You will be eligible to receive annual long term incentive awards each year as part of Milan’s annual long-term incentive award grant cycle, commencing in Milan’s fiscal year 2023. The amount, form, and terms and conditions of your annual long-term incentive awards shall be determined by the Committee, provided that the form of such awards shall be the same as the form of awards provided to other executive officers of Milan from time to time and the terms and conditions of such awards shall be no less favorable than those applicable to awards granted to other executive officers of Milan from time to time.

5.            Treatment of Phantom Shares. In connection with the IPO, Milan Parent LLC intends to terminate the Milan Parent, LLC Amended and Restated 2019 Phantom Incentive Equity Plan (the “Phantom Plan”) and, on the one-year anniversary of the Effective Date, convert the 5,325.4 Phantom Units (as defined in the Phantom Plan) granted to you pursuant the Phantom Plan into a number of fully vested shares of Class A common stock of Milan (“Shares”), equal to the quotient of (i) the aggregate implied value of such phantom shares based on the per Share IPO closing price, divided by (ii) the per Share IPO closing price (rounded up to the nearest whole number of Shares) (the “Award”). The Award will be granted to you under the 2021 Incentive Award Plan and an award agreement thereunder which is consistent with the terms and conditions of this Section 5.

6.            Benefits. You shall be eligible for employee benefits on a basis no less favorable than those provided to executive officers of Milan from time to time, including employer subsidized health insurance premiums and 401(k) matching contributions.

7.            Perquisites. You will continue to be provided with two executive assistants on the same terms and conditions applicable to you as of immediately prior to the Effective Date; provided, that, to the extent the provision of this perquisite (or any portion thereof) is for personal use, you will be solely responsible for satisfying any resulting tax liabilities and/or withholding obligations.

8.            Severance Benefits.

a.            Termination without Cause or for Good Reason. Upon termination of your employment by Milan without Cause or by you for Good Reason (in each case, as defined below), you shall be entitled to receive the following severance benefits:

i.            a lump cash severance payment payable within 30 days following your termination of employment equal to 2x (or, if the termination occurs within 24 months following a Change in Control (as defined below), 3x) the sum of (A) your annual base salary and (B) your target annual bonus (in each case, as in effect immediately prior to your termination of employment and disregarding any reduction thereto that provides the basis for your resignation for Good Reason);

ii.            prorated annual bonus for the fiscal year in which the termination of employment occurs payable within 30 days following your termination of employment and equal to the product of (A) your target annual bonus (as in effect immediately prior to your termination of employment and disregarding any reduction thereto that serves as the basis for your resignation for Good Reason) and (B) a fraction, the numerator of which is the number of days from January 1 of the fiscal year in which your termination of employment occurs through the date of your termination of employment and the denominator of which is the total number of days in such fiscal year (the “Prorated Bonus”);

iii.            continuation of medical, dental and vision benefits for you and your eligible dependents for 24 months (or, if the termination of employment occurs within 24 months following a Change in Control, 36 months) following your termination of employment at the Employer’s sole expense;

iv.            full vesting of all of your outstanding Milan equity awards, with the level of achievement of any applicable performance goals determined, except as otherwise provided in the applicable award agreement, based on actual performance through the end of the applicable performance period (or, if the termination of employment occurs within 24 months following a Change in Control, based on the greater of target and actual performance through your employment termination date); and

v.            except as may otherwise be set forth in an award agreement, full term to exercise all of your outstanding Milan stock options, including any such options that become vested pursuant to clause (iv).

b.            Termination Due to Death or Disability. Upon termination of your employment due to death or permanent disability (as defined under the Milan long-term disability policy applicable to you), you (or your estate) shall receive (i) the Prorated Bonus within 30 days following your termination of employment, (ii) full vesting of all outstanding equity awards, with the level of achievement of any applicable performance goals determined, except as otherwise provided in the applicable award agreement, based on target performance, and (iii) except as otherwise provided in the applicable award agreement, the greater of one year from your date of termination of employment or the period specified in the applicable award agreement to exercise all of your outstanding Milan stock options, including any such options that become vested pursuant to clause (ii).

c.            Definitions. For purposes of this Agreement:

i.            “Cause” shall mean your (A) conviction of a felony, (B) willfully engaging in illegal or gross misconduct that is materially and demonstrably injurious to Milan, (C) material breach of any confidentiality, non-competition, non-solicitation or similar obligation, (D) violation, in any material respect, of any written code of conduct or other material written policy of Milan applicable to you, (E) engagement in conduct that results in material injury to the reputation of Milan, including any crime involving moral turpitude under federal, state or local laws, or (F) continual and deliberate neglect of the performance of your duties, including the failure to follow any lawful directive of the Board. For purposes of this definition, no act or omission by you shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that your action or omission was in the best interests of Milan. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board, or advice of counsel for Milan, shall be conclusively presumed to be done or omitted to be done by you in good faith and in the best interests of Milan. Your employment shall not be deemed to be terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the Board (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in the applicable clause of the definition of “Cause” and specifying the particulars thereof in detail.

ii.            “Change in Control” shall have the meaning given to such term in Milan’s 2021 Incentive Award Plan as in effect on the Effective Date.

iii.            “Good Reason” shall mean the occurrence of any of the following without your prior written consent: (i) any adverse change in your title, position, authority, reporting relationship, duties, or responsibilities, (ii) any reduction in your annual base salary (other than in connection with any across-the-board reductions for all similarly situated executives) or (iii) any other action by Milan or the Employer constituting a material breach of this Agreement. In order to resign for Good Reason, you must provide notice to Milan of the existence of any condition described above that constitutes Good Reason within 45 days following the date on which you initially become aware of the existence of the condition, following which Milan shall have a period of 30 days during which to cure such condition and, if Milan does not cure such condition, you must resign within 90 days following the expiration of such cure period.

9.            Restrictive Covenants. The terms of (i) the Employee Non-Competition and Non-Solicitation Agreement between you and Milan, dated as of October 2, 2017, (ii) Exhibit A of that certain Phantom Award Agreement, between you and Milan Laser, LLC, dated June 1, 2021, and (iii) Sections 7.11(b) and (c) of that certain Equity Purchase Agreement, by and among Milan Laser Holdings LLC, the members of Milan Laser Holdings LLC, Milan Aggregator LLC and Milan Parent, LLC, dated June 4, 2019 ((i), (ii) and (iii) collectively, the “Restrictive Covenant Agreements”), shall remain in effect in accordance with their terms.

10.            Section 409A. It is intended that the payments and benefits provided under this Agreement will be exempt from the application of, or comply with, the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This Agreement will be construed in a manner that effects such intent to the greatest extent possible. However, Milan and the Employer shall not be held liable for any taxes, interests or penalties that you owe with respect to any payments or benefits provided under this Agreement. With respect to any amounts payable hereunder in installments, each installment shall be treated as a separate payment for purposes of Section 409A of the Code. For purposes of any payment due hereunder upon a termination of employment that is subject to the provisions of Section 409A of the Code, such phrase or any similar phrase shall mean a “separation from service” as defined by the default provisions of Treasury Regulation Section 1.409A-1(h). Notwithstanding any other provision of this Agreement to the contrary, if you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by Milan), amounts that constitute “nonqualified deferred compensation” subject to Section 409A of the Code that would otherwise be payable by reason of your separation from service during the six-month period immediately following such separation from service shall instead be paid or provided on the first business day following the date that is six months following your separation from service. If you die following your separation from service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of your estate within 30 days following the date of your death. Except as specifically permitted by Section 409A of the Code, any benefits and reimbursements provided to you under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to you under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which such expense is incurred.

11.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska, without reference to its choice of law principles.

12.            Entire Agreement; Amendments and Waivers. This Agreement, together with the documentation relating to your Phantom Units and the Award contemplated by Section 5 hereof and the Restrictive Covenant Agreements, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.            Tax Withholding. Milan and the Employer reserve the right to withhold or cause to be withheld applicable taxes from any amounts paid pursuant to this Agreement to the extent required by applicable law.

14.            Counterparts; Electronically Transmitted Signatures. This Agreement may be executed and delivered by facsimile or other electronic transmission in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement, binding on all parties hereto.

[Signature Pages Follow]

Sincerely,

MILAN LASER INC.

By:
Name:
Title:

MILAN PARENT, LLC

By:
Name:
Title:

[Signature Page to Employment Letter Agreement]

ACKNOWLEDGED AND AGREED:

Shikhar Saxena, M.D.

[Signature Page to Employment Letter Agreement]